                                                                  EXHIBIT 10.22

[BURLINGTON NORTHERN RAILROAD LOGO APPEARS HERE]

James B. Dagnon                                       3000 Continental Plaza
Senior Vice President                                 777 Main Street
Human Resources                                       Fort Worth, Texas 76102
                                                      Telephone (817) 878-3055

September 18, 1991


PERSONAL AND CONFIDENTIAL
- -------------------------

Mr. Richard A. Russack
P.O. Box 931B
Block Island, Rhode Island 02807

Dear Richard:

This letter will confirm the results of our discussion and is the formal offer to you for the position of Vice President Communications and Public Affairs with Burlington Northern Railroad Company (the "Company"), effective November 1, 1991, or earlier if agreed to by both parties.

The major elements of the Company's offer to you are as follows:

Base Salary -- Annual rate of $150,000, payable as earned in installments twice
- -----------
monthly.

Bonus -- You will be a participant in the Company's Incentive Compensation Plan
- -----
effective on your date of employment.

Signing Bonus -- On your first day of employment, you will be paid a lump sum
- -------------
signing bonus of $75,000 to offset accrued benefits and bonus lost due to terminating your previous employment.

Stock Options -- The Company will grant you a Basic Stock Option under the
- -------------
Burlington Northern Inc. Stock Option Incentive Plan for 3,000 shares of
BNI common stock as determined under the Plan on the date of your employment in accordance with the grant to be made by the Compensation Committee
(the "Committee") of the Board of Directors. Additionally, under this award, you will be granted 750 Supplemental Options. This action is scheduled to occur in October 1991. Future grants will be at the discretion of the Committee.

Restricted Stock -- The Company will grant to you 3,000 shares of Restricted
- ----------------
Stock under the Burlington Northern Inc. Restricted Stock Incentive Plan as determined under the Plan on the date of your employment in accordance with the grant to be made by the Committee. This action is scheduled to occur in October 1991. Future grants will be at the discretion of the Committee.

Mr. Richard A. Russack
September 18, 1991
Page 2


Relocation Benefits -- The Company will reimburse you for all reasonable and
- -------------------
necessary expenses incurred by you in selling your residence and moving you and your family to the Fort Worth, Texas metropolitan area. The details of the coverage are contained in the Relocation Policy included with this letter. As part of this coverage, you will receive a relocation allowance in the net amount of $15,000.

Other Benefits -- You will be eligible for all benefits and perquisites of a
- --------------
Grade "G" executive. An outline of the benefits has been included with this letter.

This offer is contingent upon your satisfactorily passing a Company physical examination, which includes a drug screen.

In consideration of this compensation package, you agree to devote your full time and effort to the Company, to perform in the capacity of Vice President Communications & Public Affairs, and to perform to a suitable standard for such position and compensation, and to abide by all standards to which Company employees are subject, including those set forth in the Company
Code of Ethics, a copy of which is attached.

This letter sets forth our offer as presented to you. If acceptable, I would appreciate your signing the original, returning it to me and keeping the copy for your file.

I hope this is the beginning of a long and challenging career with Burlington Northern, and I look forward to working with you.

Sincerely,

/s/    JAMES B. DAGNON
   -------------------------

James B. Dagnon

Attachments



Accepted this  24th   day of September 1991.
              -------

/s/ Richard A. Russack
- --------------------------------------------
                 (Signature)